Patrick Industries, Inc. Reports Third Quarter and Nine Months 2010 Financial Results

ELKHART, Ind., Oct. 28 /PRNewswire-FirstCall/ -- Patrick Industries, Inc. (Nasdaq: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported its financial results for the third quarter and nine months ended September 26, 2010.

For the third quarter of 2010, Patrick reported an increase in net sales of approximately $14.5 million, or 25%, to $72.8 million from $58.3 million in the 2009 period, based largely on continued year to date strength in the RV industry.  According to industry associations, wholesale unit shipments in the RV industry, which represented approximately 56% of the Company's sales in the quarter, increased approximately 19% in the third quarter of 2010 compared to the prior year period.  The Company estimates that unit shipments in the MH industry, which represented approximately 30% of sales in the third quarter of 2010, were down approximately 1% from the third quarter of 2009.  The industrial market sector, which is tied to the residential housing market, accounted for approximately 14% of the Company's third quarter sales.  The quarterly and year to date sales increases also reflected the contributions of two acquisitions completed during the year.

The Company reported a net loss of $0.6 million or $0.07 per diluted share in both the third quarter of 2010 and 2009.  The third quarter 2010 net loss included a non-cash credit of approximately $0.1 million or $0.01 per diluted share related to mark-to-market accounting for common stock warrants.  The third quarter 2009 net loss included a non-cash charge of approximately $0.9 million or $0.10 per diluted share related to stock warrant accounting.  This non-cash charge was partially offset by the positive impact of income from discontinued operations of approximately $0.1 million or $0.01 per diluted share.

"While our sales levels improved in the quarter over the prior year, our operating results were negatively impacted by production inefficiencies and labor variances in one of our significant manufacturing operating units as a result of dramatic increases in total volumes from month to month at this facility.  As a result, our gross margin for the third quarter decreased to 10.7% from 12.7% in the 2009 quarter," said Todd Cleveland, President and CEO.  Mr. Cleveland further noted, "We have been vigorously working to manage these issues and made organizational changes to improve profitability at this facility on a go-forward basis.  Notwithstanding the issues related to this particular operation, we believe the impact of the acquisition of several new product lines during 2010, including the cabinet door business we acquired earlier this year, and the wiring, electrical and plumbing products distribution business we acquired at the end of August, will provide positive contribution to our operating profitability in the upcoming quarters.  In addition, we continue to gain product content per unit in the RV industry."

For the first nine months of 2010, Patrick reported a 38% increase in net sales to $220.2 million from $159.1 million in 2009.  The RV industry, which represented approximately 58% of the Company's year to date sales, saw wholesale unit shipments increase 60% in the first nine months of 2010 compared to the prior year.  The Company estimates that unit shipments in the MH industry, which represented approximately 28% of sales in the first nine months of 2010, were up approximately 5% from 2009.  The industrial market sector, which accounted for approximately 14% of the Company's nine months sales, saw an increase in new housing starts of approximately 9% for the first nine months of 2010 when compared to the prior year.  The new housing starts increase is not expected to impact the Company's industrial revenue base until late in 2010 and into 2011 as our sales to this market generally lag new residential housing starts by six to twelve months.

For the first nine months of 2010, Patrick reported net income of $2.2 million or $0.22 per diluted share reflecting an increase of $7.6 million, or $0.81 per diluted share, over the net loss of $5.4 million or $0.59 per diluted share reported in 2009.  Nine months 2010 net income included a net gain of approximately $2.8 million or $0.28 per diluted share, on the sale of the Company's Oregon and California facilities, and a non-cash credit of approximately $0.2 million or $0.02 per diluted share related to stock warrant accounting. The nine months 2009 net loss included a non-cash charge of approximately $1.3 million or $0.15 per diluted share related to stock warrant accounting, which was partially offset by the positive impact of income from discontinued operations of approximately $0.9 million or $0.10 per diluted share.

"We are pleased with our improved year to date profitability versus 2009 reflecting the impact of increased sales of approximately 38% and the related improved contribution as a result of the absorption of fixed costs over a larger sales base.  We remain focused on controlling our manufacturing and overhead expenses given the rise in demand for our products across all facets of our business and believe that we can accommodate a significant increase in revenues without adding significant incremental fixed costs," Cleveland further stated.

"As anticipated, we expect conditions to soften in the RV and MH industries through the balance of 2010 due primarily to the normal seasonal cycle coupled with the stronger than expected ramp up in the beginning of the year.  We will continue to focus our efforts throughout the remainder of this year and into 2011 on sales growth levers that include market share growth, product development and new product introductions, and strategic acquisitions.  At the same time, we will continue to maximize our efforts on enhancing production efficiencies and controlling costs, and continue our focus on debt reduction, cash management, and improved net income. Moreover, the achievement of our organizational strategic objectives and success of our 'Customer First' performance oriented culture remain at the forefront of our vision at Patrick," said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick's major manufactured products include decorative vinyl and paper panels, wrapped profile mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops.  The Company also distributes drywall and drywall finishing products, electronics, adhesives, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include:  the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and our ability to refinance or replace our credit facility.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov ..

(thousands except per share data)	THIRD QUARTER ENDED		NINE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Sept. 26, 2010	Sept. 27, 2009	Sept. 26, 2010	Sept. 27, 2009
NET SALES	$ 72,785	$ 58,342	$ 220,150	$ 159,135
Cost of goods sold	65,021	50,918	196,172	142,002
Gross profit	7,764	7,424	23,978	17,133
Operating expenses:
Warehouse and delivery	3,110	2,602	8,884	7,789
Selling, general and administrative	3,785	3,045	11,190	9,669
Amortization of intangible assets	125	87	377	263
(Gain) loss on sale of fixed assets	26	(16)	(2,794)	(44)
Total operating expenses	7,046	5,718	17,657	17,677
OPERATING INCOME (LOSS)	718	1,706	6,321	(544)
Stock warrants revaluation	(127)	932	(192)	1,340
Interest expense, net	1,474	1,599	4,348	5,036
Income (loss) from continuing operations before income tax benefit	(629)	(825)	2,165	(6,920)
Income tax benefit	-	(77)	-	(564)
Income (loss) from continuing operations	(629)	(748)	2,165	(6,356)
Income from discontinued operations	-	203	-	1,486
Income taxes	-	77	-	564
Income from discontinued operations, net of tax	-	126	-	922
NET INCOME (LOSS)	$ (629)	$ (622)	$ 2,165	$ (5,434)

BASIC NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$ (0.07)	$ (0.08)	$ 0.23	$ (0.69)
Discontinued operations	-	0.01	-	0.10
Net income (loss)	$ (0.07)	$ (0.07)	$ 0.23	$ (0.59)

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$ (0.07)	$ (0.08)	$ 0.22	$ (0.69)
Discontinued operations	-	0.01	-	0.10
Net income (loss)	$ (0.07)	$ (0.07)	$ 0.22	$ (0.59)

Weighted average shares outstanding – Basic	9,401	9,237	9,335	9,173
Diluted	9,401	9,237	9,869	9,173

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Sept. 26, 2010	Dec. 31, 2009
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 903	$ 60
Trade receivables, net	20,437	12,507
Inventories	26,120	17,485
Prepaid expenses and other	1,923	1,981
Assets held for sale	-	4,825
Total current assets	49,383	36,858

Property, plant and equipment, net	23,957	26,433
Goodwill and other intangible assets, net	11,054	9,187
Deferred financing costs, net	391	1,463
Other non-current assets	3,147	3,096
TOTAL ASSETS	$ 87,932	$ 77,037

CURRENT LIABILITIES
Current maturities of long-term debt	$ 18,925	$ 10,359
Short-term borrowings	23,000	13,500
Accounts payable	12,385	5,874
Accrued liabilities	7,578	5,275
Total current liabilities	61,888	35,008

Long-term debt, less current maturities and discount	-	18,408
Deferred compensation and other	5,839	5,963
Deferred tax liabilities	1,309	1,309
TOTAL LIABILITIES	69,036	60,688

SHAREHOLDERS' EQUITY	18,896	16,349
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 87,932	$ 77,037

CONTACT: Julie Ann Kotowski of Patrick Industries, Inc., +1-574-294-7511, kotowskj@patrickind.com